FORUM FUNDS
INVESTMENT ADVISORY AGREEMENT
WITH
LEBENTHAL LISANTI CAPITAL GROWTH, LLC

AGREEMENT made as of the 27th day of March, 2015, by and between Forum Funds, a Delaware statutory trust, with its principal office and place of business at Three Canal Plaza, Portland, Maine 04101 (the "Trust"), and Lebenthal Lisanti Capital Growth, LLC, a Delaware limited liability company, with its principal office and place of business at 230 Park Avenue, 32nd Floor, New York, New York 10169 (the "Adviser").

WITNESSETH

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end, management investment company and may issue its shares of beneficial interest, no par value (the "Shares"), in separate series; and

WHEREAS, the Trust desires that the Adviser perform investment advisory services for each series of the Trust listed in Appendix A hereto, as may be amended from time to time, (each a "Fund"), and the Adviser is willing to provide those services on the terms and conditions set forth in this Agreement;

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound, the Trust and the Adviser hereby agree as follows:

SECTION 1. APPOINTMENT; DELIVERY OF DOCUMENTS

(a) The Trust hereby employs the Adviser, subject to the supervision of the Board of Trustees of the Trust (the "Board"), to manage the investment and reinvestment of the assets in the Fund and to provide other services as specified herein. The Adviser accepts this employment and agrees to render its services for the compensation set forth herein.

(b) In connection therewith, upon request, the Trust shall deliver to the Adviser copies of:  (i) the Trust's currently effective Trust Instrument and Bylaws; (ii) the Trust's Registration Statement and all amendments thereto with respect to the Fund filed with the U.S. Securities and Exchange Commission ("SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and/or the 1940 Act (the "Registration Statement"); (iii) the Trust's current Prospectuses and Statements of Additional Information of the Fund (collectively, as currently in effect and as amended or supplemented, the "Prospectus"); (iv) each plan of distribution or similar documents adopted by the Trust on behalf of the Fund under Rule 12b-1 of the 1940 Act and each current shareholder service plan or similar document adopted by the Trust on behalf of the Fund; and (v) all written policies and procedures adopted by the Trust with respect to the Fund that are relevant to the services provided by the Adviser (e.g., repurchase agreement procedures, Rule 17a-7 Procedures and Rule 17e-1 Procedures), and shall promptly furnish the Adviser with all amendments of or supplements to the foregoing. In addition, upon request, the Trust shall deliver to the Adviser: (1) a certified copy of the resolutions of the Board, including a majority of the Trustees who are not interested persons (as defined in the 1940 Act), appointing the Adviser and authorizing the execution and delivery of this Agreement; (2) a copy of all proxy statements and related materials relating to the Fund; and (3) any other documents, materials or information that the Adviser shall reasonably request to enable it to perform its duties pursuant to this Agreement.

(c) The Adviser has delivered, to the Trust (i) a copy of its code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act (the "Code "). of Ethics"); (ii) a copy of its compliance manual adopted under Rule 206(4)-7 under the Investment Advisers Act of 1940 ("Advisers Act"); and (iii) a copy of its Form ADV Part 1 and, if applicable, Form ADV Part 2A as filed with the SEC. The Adviser shall promptly furnish the Trust with all amendments of or supplements to any of the foregoing. The Adviser shall also deliver to the Trust any other documents, materials, or information that the Trust shall reasonably request.

SECTION 2. DUTIES OF THE TRUST

In order for the Adviser to perform the services required by this Agreement, the Trust:  (i) shall cause all service providers to the Trust to furnish information to the Adviser and to assist the Adviser as may be required; and (ii) shall ensure that the Adviser has reasonable access to all records and documents maintained by the Trust or any service provider to the Trust.

SECTION 3. DUTIES OF THE ADVISER

Subject to the delegation of any of the following duties to one or more persons as permitted by Section 9 of this Agreement, the Adviser, at its own expense, shall render the following services to the Trust:

(a) The Adviser will make decisions with respect to all purchases and sales of securities, other investment assets and related liabilities on behalf of the Fund consistent with the Fund's investment objectives, policies and restrictions,, as set forth in the Fund's Registration Statement, as may be in effect from time to time. To carry out such decisions, the Adviser is hereby authorized, as agent and attorney-in-fact for the Trust, for the account of, at the risk of and in the name of the Trust, to place orders and issue instructions with respect to those transactions of the Fund. In all purchases, sales and other transactions in securities and other investments for the Fund, the Adviser is authorized to exercise full discretion and act for the Trust in the same manner and with the same force and effect as the Trust might or could do with respect to such purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions, including voting with respect to securities owned by the Fund (by proxy or otherwise), subject to such proxy voting policies as approved by the Board. The Adviser shall keep confidential the Fund's holdings in accordance with the Fund's policy concerning the disclosure of such holdings.. The Adviser also will treat confidentially and as proprietary information of the Trust all such records and other information relative to the Trust maintained by the Adviser, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld; provided, however, that notwithstanding the foregoing, the Adviser may disclose such information as required by applicable law, regulation or upon request by a regulator or auditor of Adviser.

Consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Adviser may allocate brokerage on behalf of the Fund to one or more broker-dealers who provide research services. Subject to compliance with Section 28(e), the Adviser may cause the Fund to pay to any broker-dealer that provides research services a commission that exceeds the commission the Fund might have paid to a different broker-dealer for the same transaction if the Adviser determines, in good faith, that such amount of commission is reasonable in relationship to the value of such brokerage or research services provided viewed in terms of that particular transaction or the Adviser's overall responsibilities to the Fund or its other advisory clients. The Adviser may aggregate sales and purchase orders of the assets of the Fund with similar orders being made simultaneously for other accounts advised by the Adviser or its affiliated persons. Whenever the Adviser simultaneously places orders to purchase or sell the same asset on behalf of the Fund and one or more other accounts advised by the Adviser, the orders will be allocated as to price and amount among all such accounts in a manner believed to be equitable over time to each account.

(b) The Adviser will report to the Board at each meeting thereof as requested by the Board all material changes in the Fund since the prior report, and will also keep the Board informed of important developments affecting the Trust, the Fund and the Adviser, and on its own initiative, or as requested by the Board, will furnish the Board from time to time with such information as the Adviser may believe appropriate for this purpose. The Adviser will also furnish the Board with such information with respect to investments of the Fund as the Board reasonably may request. In making purchases and sales of securities and other investment assets for the Fund, the Adviser shall comply with the directions set from time to time by the Board as well as the limitations imposed by the Trust's or the Fund's policies and procedures referred to in Section 1(b) of this Agreement, the Registration Statement, the 1940 Act, the Securities Act, the Internal Revenue Code of 1986, as amended, and other applicable laws and the investment objectives, policies and restrictions of the Fund.

(c) The Adviser will from time to time employ or associate with such persons as the Adviser believes to be particularly fitted to assist in the execution of the Adviser's duties hereunder, the cost of performance of such duties to be borne and paid by the Adviser. No obligation may be incurred on the Trust's behalf in any such respect.

(d) The Adviser will report to the Board all matters related to the Adviser that materially affect the Adviser's performance under this Agreement. The Adviser will notify the Trust as soon as reasonably practicable, and where possible, in advance of any change of control of the Adviser and any changes in the key personnel who are either the portfolio manager(s) of a Fund or senior management of the Adviser.

(e) The Adviser shall maintain policies and procedures relating to the services it provides to the Trust that are reasonably designed to prevent, detect and correct violations of the federal securities laws as they relate to the Trust, and shall employ personnel to administer the policies and procedures who have the requisite level of skill and competence required to effectively discharge its responsibilities. The Adviser will keep the Board and the Trust's chief compliance officer ("CCO") informed of the individual responsible for administering the policies and procedures of the Adviser adopted pursuant to Rule 206(4)-7 under the Advisers Act. As a service provider to the Trust, the Adviser shall cooperate fully with the CCO in the execution of the CCO's responsibilities under Rule 38a-1 under the 1940 Act. The Adviser also shall provide the CCO, upon reasonable request, with periodic reports regarding its compliance with the federal securities laws, and shall promptly provide special reports in the event of any material violation by the Adviser of the federal securities laws. The Adviser shall permit the Trust or its representatives to examine the reports required to be made to the Adviser under its Code of Ethics.

(f) The Adviser will maintain records relating to its duties hereunder (including portfolio transactions and placing and allocation of brokerage orders) as are required to be maintained by the Trust consistent with the 1940

Act and the Advisers Act. The Adviser shall prepare and maintain, or cause to be prepared and maintained, in such form, for such periods and in such locations as may be required by applicable law, all documents and records relating to the services provided by the Adviser pursuant to this Agreement required to be prepared and maintained by the Adviser or the Trust pursuant to applicable law. The Adviser agrees that the books and records pertaining to the Trust and required to be maintained under the 1940 Act that are in possession of the Adviser shall be the property of the Trust. The Trust, or its representatives, shall have access to such books and records at all times during the Adviser's normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided promptly by the Adviser to the Trust or its representatives.

(g) The Adviser will cooperate with the Fund's independent public accountants and shall take reasonable action to make all necessary information available to those accountants for the performance of the accountants' duties.

(h) The Adviser will provide the Trust and the Fund's custodian and fund accountant on each business day with such information relating to all transactions concerning the Fund's assets and liabilities as the Trust or the Fund's custodian and fund accountant may reasonably require, including but not limited to information required to be provided under the Trust's Portfolio Securities Valuation Procedures, provided, however, that the Adviser shall not be deemed to be the pricing agent for the Fund.

(i) In the performance of its duties under this Agreement the Adviser will (i) satisfy its fiduciary duties to the Trust, (ii) monitor the Fund's investments and (iii) comply with the provisions of the Trust's Declaration of Trust and Bylaws, as amended from time to time, and the applicable tax and regulatory requirements. The Adviser will make its officers and employees available to the Trust from time to time at reasonable times to review investment policies of the Fund and to consult with regarding the investment affairs of the Fund.

SECTION 4. COMPENSATION; EXPENSES

(a) In consideration of the foregoing, the Trust shall pay the Adviser, with respect to the Fund, a fee at an annual rate as listed in Appendix A hereto. Such fees shall be accrued by the Trust daily and shall be payable monthly in arrears on the fifth business day of each calendar month for services performed hereunder during the prior calendar month. If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. Upon the termination of this Agreement with respect to a Fund, the Trust shall pay to the Adviser such compensation as shall be payable prior to the effective date of termination.

(b) The Adviser may reimburse expenses of the Fund or waive its fees to the extent necessary to maintain a Fund's expense ratio at an agreed-upon amount for a period of time as may be specified in a separate written agreement. The Adviser's reimbursement of a Fund's expenses shall be estimated and paid to the Trust monthly in arrears, at the same time as the Trust's payment to the Adviser for such month, if any, and the Adviser hereby authorizes the Trust, upon notice to the Adviser, to setoff any such payment against fees payable to the Adviser pursuant to Section 4(a) hereof.

(c) To the extent prohibited by law or otherwise explicitly agreed by both parties, no fee shall be payable hereunder with respect to that portion of Fund assets that are invested in any other account or fund for which the Adviser serves as investment adviser or subadviser and for which the Adviser already receives an advisory fee.

(d) The Trust shall be responsible for and assumes the obligation for payment of all Trust expenses not waived, assumed or agreed, in each instance in writing, to be paid by the Adviser, including but not limited to: (i) the fee payable under this Agreement; (ii) the fees payable to each administrator under an agreement between the administrator and the Trust; (iii) expenses of issue, repurchase and redemption of Shares; (iv) interest charges, taxes, brokerage fees and commissions, and dividends on short sales; (v) premiums of insurance for the Trust, its trustees and officers, and fidelity bond premiums; (vi) fees and expenses of third parties, including the Trust's independent public accountant, custodian, transfer agent, dividend disbursing agent and fund accountant; (vii) fees of pricing, interest, dividend, credit and other reporting services; (viii) costs of membership in trade associations; (ix) telecommunications expenses; (x) funds' transmission expenses; (xi) auditing, legal and compliance expenses; (xii) costs of forming the Trust and maintaining its existence; (xiii) costs of preparing, filing and printing the Trust's Prospectuses, subscription application forms and shareholder reports and other communications and delivering them to existing shareholders, whether of record or beneficial; (xiv) expenses of meetings of shareholders and proxy solicitations therefor; (xv) costs of maintaining books of original entry for portfolio and fund accounting and other required books and accounts, of calculating the net asset value of Shares and of preparing tax returns; (xvi) costs of reproduction, stationery, supplies and postage; (xvii) fees and expenses of the Trust's trustees and officers; (xviii) the costs of personnel (who may be employees of the Adviser, an administrator or their respective affiliated persons) performing services for the Trust; (xix) costs of Board, Board committee and other corporate meetings; (xx) SEC registration fees and related expenses; (xxi) state, territory or foreign securities laws registration fees and related expenses; and (xxii) all fees and expenses paid by the Trust in accordance with any distribution or service plan or agreement related to similar matters.

SECTION 5. STANDARD OF CARE; INDEMNITY

(a) The Trust shall expect of the Adviser, and the Adviser will give the Trust the benefit of, the Adviser's best judgment and efforts in rendering its services to the Fund. The Adviser shall not be liable hereunder for any mistake of judgment or mistake of law or for any loss arising out of any investment or for any act or omission taken or in any event whatsoever with respect to the Trust, the Fund or any of the Fund's shareholders in the absence of willful misfeasance, bad faith or gross negligence by the Adviser in the performance of the Adviser's duties or obligations under this Agreement or by reason of the Adviser's reckless disregard of its duties and obligations under this Agreement. The Adviser acknowledges that the federal securities laws impose liabilities under certain circumstances on persons who have a fiduciary duty toward their clients and, therefore, nothing herein shall in any way constitute a waiver or limitation of any rights which the Adviser or the Trust may have under any federal securities laws that cannot be waived.

(b) Adviser shall not be liable for the errors of other service providers to the Trust, including the errors of pricing, services, administrator, fund accountant, custodian or transfer agent to the Trust, unless such errors arise from the Adviser's providing false or misleading information to other service providers.. The Adviser shall not be liable to the Trust for any action taken or failure to act in good faith reliance upon: (i) information, instructions or requests, whether oral or written, with respect to the Fund made to the Adviser by a duly authorized officer of the Trust; (ii) the advice of counsel to the Trust; and (iii) any written instruction or certified copy of any resolution of the Board or any agent of the Board.

(c) The Adviser agrees to indemnify and hold harmless the Trust, Fund and their respective employees, agents, trustees and officers against and from any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, fees and expenses (including reasonable attorneys' fees and expenses) of every nature and character arising out of or in any way related to (i) any breach of the Adviser's obligations under this Agreement, (ii) any acts or failures to act of Adviser for which the Adviser would be liable under Section 5(a), (iii) any breach of a representation or warranty of the Adviser set forth in this Agreement and (iv) claims or demands by any employee, agent, trustee, member or manager of the Adviser in their capacity as such. The Trust is hereby authorized to deduct any amounts payable in respect of the Adviser's indemnification obligations hereunder from any fees payable to the Adviser pursuant to Section 4(a).

(d) The Adviser shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, but not limited to, acts of civil or military authority, national emergencies, labor difficulties (other than those related to the Adviser's employees), fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

SECTION 6. EFFECTIVENESS, DURATION AND TERMINATION

(a) This Agreement shall become effective with respect to the Fund on the date above following approval (i) by vote of a majority of those trustees of the Trust who are not parties to this Agreement or interested persons of such party, and (ii) if required by the 1940 Act, by a vote of a majority of the Fund's outstanding voting securities.

(b) This Agreement shall remain in effect with respect to a Fund for a period of two years from the date of its effectiveness with respect to the Fund and shall continue in effect for successive annual periods thereafter; provided, however, that such continuance is specifically approved at least annually:  (i) by the Board, or by the vote of a majority of the outstanding voting securities of the Fund, and, in either case; (ii) by a majority of the Trust's trustees who are not parties to this Agreement or interested persons (of any such party (other than as trustees of the Trust); provided further, however, that if the continuation of this Agreement is not approved as to a Fund, the Adviser may continue to render to that Fund the services described herein in the manner and to the extent permitted by applicable law.

(c) This Agreement may be terminated immediately by the Trust with respect to a Fund, without payment of any penalty, if the Board, in its discretion and having due regard to the protection of investors, finds that the services being rendered by the Adviser under this Agreement, fail in a material way to provide responsible management to the Fund or Funds as reasonably expected by an investment adviser registered under the Advisers Act.

(d) This Agreement may be terminated with respect to a Fund at any time, without the payment of any penalty:  (i) by the Board (ii) by a vote of a majority of the outstanding voting securities of the Fund on 60 days' written notice to the Adviser; or (iii) by the Adviser on 60 days' written notice to the Trust. This Agreement shall terminate immediately upon its assignment.

SECTION 7. ACTIVITIES OF THE ADVISER

Except to the extent necessary to perform its obligations hereunder, nothing herein shall be deemed to limit or restrict the Adviser's right, or the right of any of the Adviser's directors, officers or employees to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other person.

SECTION 8. REPRESENTATIONS OF ADVISER.

The Adviser represents and warrants that it:  (i) is registered as an investment adviser under the Advisers Act (and will continue to be so registered for so long as this Agreement remains in effect); (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; and (iv) will promptly notify the Trust of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company, including pursuant to Section 9(a) of the 1940 Act or otherwise; (v) will promptly notify the Trust if the Adviser is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority; (vi) will promptly notify the Trust of any material fact known to the Adviser respecting or relating to the Adviser that would make any written information provided to the Trust materially inaccurate or incomplete or if any such written information becomes untrue in any material respect; (vii) will promptly notify the Trust if the Adviser suffers a material adverse change in its business that may impair its ability to perform its relevant duties for the Fund. For the purposes of this paragraph, a "material adverse change" shall include, but is not limited to, a material loss of assets or accounts under management or the departure (or threatened departure) of senior investment professionals to the extent such professionals are not replaced promptly with professionals of comparable experience and quality.

SECTION 9. SUBADVISERS

(a) At its own expense, the Adviser may carry out any of its obligations under this Agreement by employing, subject to the direction and control of the Board, one or more persons who are registered as investment advisers pursuant to the Advisers Act or who are exempt from registration thereunder ("Subadvisers"). To the extent required by law, each Subadviser's employment will be evidenced by a separate written agreement approved by the Board and, if required, by the shareholders of the Fund.

SECTION 10. LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

The Trustees of the Trust and the shareholders of the Fund shall not be personally liable for any obligations of the Trust or of any Fund under this Agreement, and the Adviser agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Trust or Fund to which the Adviser's rights or claims relate in settlement of such rights or claims, and not to the Trustees of the Trust or the shareholders of any Fund.

SECTION 11. RIGHTS TO NAME

The Trust may use the Mark in conducting the business of the Fund. If the Adviser ceases to act as investment adviser to the Trust or any Fund whose name includes the term "Lebenthal Lisanti" (the "Mark") or if the Adviser otherwise reasonably requests in writing, the Trust shall take prompt action to change the name of the Trust or any such Fund to a name that does not include the Mark. The Adviser may from time to time make available without charge to the Trust for the Trust's use any marks or symbols owned by the Adviser, including marks or symbols containing the Mark or any variation thereof, as the Adviser deems appropriate. Upon the Adviser's request in writing, the Trust shall cease to use any such mark or symbol at any time. The Trust acknowledges that any rights in or to the Mark and any such marks or symbols that may exist on the date of this Agreement or arise hereafter are, and under any and all circumstances shall continue to be, the sole property of the Adviser. The Adviser may permit other parties, including other investment companies, to use the Mark in their names without the consent of the Trust. The Trust shall not use the Mark in conducting any business other than that of an investment company registered under the 1940 Act without the permission of the Adviser.

SECTION 12. MISCELLANEOUS

(a) No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto and, if required by the 1940 Act, by a vote of a majority of the outstanding voting securities of any Fund thereby affected.

(b) No amendment to this Agreement or the termination of this Agreement with respect to a Fund shall affect this Agreement as it pertains to any other Fund, nor shall any such amendment require the vote of the shareholders of any other Fund.

(c) Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement.

(d) This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of New York.

(e) This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement between those parties with respect to the subject matter hereof, whether oral or written.

(f) This Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(g) If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

(h) Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement. Words in the singular include the plural and in the plural include the singular. The words "including", "includes", "included" and "include", when used, are deemed to be followed by the words "without limitation." Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(i) Notices, requests, instructions and communications received by the parties at their respective principal places of business, as indicated above, or at such other address as a party may have designated in writing, shall be deemed to have been properly given.

(j) Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of the Fund are separate and distinct from the assets and liabilities of each other Fund and each other series of the Trust and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund or any other series of the Trust, whether arising under this Agreement or otherwise.

(k) No affiliated person, employee, agent, director, officer or manager of the Adviser shall be liable at law or in equity for the Adviser's obligations under this Agreement.

(l) The terms "vote of a majority of the outstanding voting securities", "interested person", "affiliated person," "control" and "assignment" shall have the meanings ascribed thereto in the 1940 Act.

(m) Each party warrants and represents that the individuals signing this Agreement on such party's behalf has full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof and that this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the party, enforceable against the party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

(n) The Adviser shall not use the name of the Trust or any Fund on any checks, bank drafts, bank statements or forms for other than internal use in a manner not approved by the Trust prior thereto in writing; provided however, that the approval of the Trust shall not be required for the use of the Trust's or Fund's name (i) to merely refer in accurate and factual terms to the Trust or Fund in connection with Adviser's role hereunder or (ii) if required by any appropriate regulatory, governmental or judicial authority; and further provided that in no event shall such approval be unreasonably withheld, delayed or conditioned.

(o) Reference to any law is deemed to include the rules and regulations promulgated under or related to the law and any regulatory interpretations or exemptive relief or judicial or similar holdings related to the law.

(p) The provisions of Sections 5, 10, 11 and 12 shall survive any termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

FORUM FUNDS

/s/ Jessica Chase
Name: Jessica Chase
Title: President

LEBENTHAL LISANTI CAPITAL GROWTH, LLC

/s/ Mary Lisanti
By: Mary Lisanti
Title: President

FORUM FUNDS
INVESTMENT ADVISORY AGREEMENT

Appendix A

Funds of the Trust	Fee as a % of the Annual Average Daily Net Assets of the Fund
Lebenthal Lisanti Small Cap Growth Fund	1.00%